Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Open Text Corporation:

We consent to the incorporation by reference in the registration statements numbers 333-5474, 333-6934, 333-08606, 333-08604, 333-10220, 333-08608 and 333-87024 on Form S-8 of Open Text Corporation of our report dated August 8, 2003, except as to Note 16 which is as of September 19, 2003, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2003, and 2002 and the consolidated statement of operations, shareholders’ equity and cash flows for each of the years in the three year period ended June 30, 2003, and the related consolidated financial statement schedule, Schedule II – Valuation and Qualifying Accounts, which is included in Item 14(a)(2), which reports appear in the June 30, 2003, annual report on Form 10-K of Open Text Corporation.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ KPMG LLP

Toronto, Canada

September 29, 2003